Exhibit 10.16

May 17, 2006

Mr. Richard G. Oakley

Dear Rich,

This letter confirms your new compensation package, effective May 22, 2006 as Vice President-Controller of Star Gas Partners, L.P. (“Star” or the “Company”).

Term: The term of this Agreement will be for three years beginning on May 22, 2006 and ending on May 21, 2009 (the “Term”).

Base Salary: During the Term, your base annual salary will be $190,000 subject to withholding of all applicable taxes and benefit deductions.

Annual Bonus: Your annual target performance based bonus will be 25% of your annual salary, or such higher percentage as may be applicable.

Benefits: You will be entitled to participate in all benefit plans (including automobile allowance) that are maintained by the Company on the same basis as such benefits are generally available to senior Star executives.

Equity Incentives: The Company plans to establish an equity program for key executives, although there is no assurance that it will do so. If an equity program is implemented, you will be entitled to participate.

Duties: You shall perform those duties presently performed by the Vice President-Controller. During the Term, you agree to perform your duties to the best of your ability on a full time basis. You shall at all times be subject to observe and carry out such reasonable rules, regulations and directives as the Board shall from time to time establish. So long as Petro’s principal office is located in Stamford, CT or elsewhere in the greater New York area, your duties will be performed at Petro’s principal office. The Company acknowledges that you presently live in Fort Salonga, NY and until such time as you relocate to the Stamford area, you will be permitted to perform some duties out of Petro’s Melville, NY office.

STAR GAS PARTNERS, L.P.

Mr. Richard G. Oakley

May 17, 2006

Moving Expenses: The Company agrees to reimburse you for all moving related expenses to relocate you to a location within a reasonable commuting distance if the Company’s office in Stamford, CT. Such expenses will be calculated consistent with past practice of the Company and its affiliates, the intent of which is that you should incur no out of pocket expense for moving at the request of the Company, including any additional income taxes arising from such reimbursements.

Severance: It is understood that your employment is at will and that either party can terminate the relationship at any time. If the Company terminates your employment for reasons other than cause, you will be entitled to one year’s salary as severance. In consideration of this offer you agree that while you are an employee of the Company and for twelve months thereafter, you will not compete with the Company nor become involved either as an employee, as a consultant or in any other capacity, in the sale of heating oil or propane on a retail basis. You agree that you will not reveal any confidential information concerning Star and that you will not solicit nor seek to hire, employees of the Company during that time.

Confidentiality: You agree that you will not during the term of this agreement and for a period of twelve months thereafter, other than as required by law, disclose to any third party, without the Company’s consent, any material non-public information concerning the Company, but this shall not apply during the Term to disclosures which you believe in good faith are made pursuant to the performance of your duties and in the best interest of the Company.

Notices: All notices under this agreement shall be in writing and shall be effective when received and shall be delivered in person or facsimile transmission (with confirmation of receipt) or by mail to the above addresses.

Entire Agreement: This Agreement represents our entire agreement concerning your employment and may be amended only by a subsequent written agreement signed by both parties.

STAR GAS PARTNERS, L.P.

Mr. Richard G. Oakley

May 17, 2006

Please indicate your acceptance of this offer by signing and dating this letter and returning it to me.

Should you have any questions, please do not hesitate to call me.

Sincerely,

/s/ Richard F. Ambury
Richard F. Ambury Chief Financial Officer

Accepted:

/s/ Richard G. Oakley
Richard G. Oakley

Dated: May 22, 2006